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                                                                    EXHIBIT 23.2
INDEPENDENT AUDITORS' CONSENT

We consent to the use of our report dated March 24, 1997, on our audit of the balance sheets of Summit Properties Partnership, L.P. ("SPPLP") as of December 31, 1996 and 1995, and the related statements of earnings, partners' equity, and cash flows of SPPLP and Predecessors for each of the three years in the period ended December 31, 1996, and our report dated March 31, 1997, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Summit Mayfaire Apartments for the year ended December 31, 1996, in the Registration Statement of Summit Properties Partnership, L.P. on Form 10/A-1 (File No. 0-22411).

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
June 10, 1997